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                                                                    EXHIBIT 99.1


                 FORMER PRICEWATERHOUSECOOPERS SENIOR EXECUTIVE
               JOINS HEALTH FITNESS CORPORATION BOARD OF DIRECTORS


        MINNEAPOLIS, MN -- JUNE 10, 2004 -- Robert J. Marzec, the former managing partner and audit partner of the Minneapolis office of PricewaterhouseCoopers and a 35-year veteran of that firm, has been named to the board of directors of Health Fitness Corporation (OTC BB: HFIT).

        Marzec retired from PricewaterhouseCoopers in 2002. Major corporations that he served during his career with PricewaterhouseCoopers include Medtronic, Inc., Bemis Company, H.B. Fuller Company, Soo Line Railroad Company and NRG Energy, Inc

        "Bob Marzec brings in-depth expertise and experience in financial practices and SEC reporting, in addition to counseling management and directors in the execution of their responsibilities," said Jerry Noyce, Health Fitness Corporation's CEO and President. "As a member of our Board, and the Chairman of our Audit Committee, Bob brings additional strength to what is already an exceptionally strong board."

        Marzec serves as a director of Minneapolis-based Medtox Scientific, Inc.
(TOX). He is also a member of the adjunct faculty of the University of St. Thomas Graduate School of Business. Active in numerous community and professional organizations, he earned an M.B.A. from DePaul University in Chicago and a B.S. degree from Northwestern University.

        Health Fitness Corporation is the leading provider of results-oriented health improvement management services to corporations, hospitals, universities and communities. HFC has been serving clients since 1975 and manages more than 390 sites across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com


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